Exhibit 99.B.h.(xx)

FORM OF MANAGEMENT FEE WAIVER AGREEMENT

THIS AGREEMENT, dated as of January 1, 2013, between The Hartford Mutual Funds, Inc. (the “Company”) on behalf The Hartford Quality Bond Fund (the “Fund”) and Hartford Funds Management Company, LLC (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of the Fund pursuant to an Investment Management Agreement between the Company, on behalf of the Fund, and the Adviser; and

WHEREAS, the Company and the Adviser desire to enter into the arrangements described herein relating to the advisory fee of the Fund;

NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

1.             The Adviser hereby agrees to waive, for the Fund, a portion of its advisory fee in the amount of 0.05% that the Fund pays to the Adviser.

2.             The waiver described in Section 1 above is not subject to recoupment by the Adviser.

3.             The Adviser understands and intends that the Fund will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Company on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Fund to do so.

4.             This Agreement shall terminate on February 28, 2014 unless extended by mutual written agreement of the Company and the Adviser.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC.

By:

Title:

HARTFORD INVESTMENT FINANCIAL SERVICES, LLC

By:

Title:

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